Exhibit 10.2
MAKO Surgical Corp.
Summary of 2007 — 2008 Metrics Scorecard Cash Bonus Plan
In August, 2007, based on recommendations of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MAKO Surgical Corp. (the “Company”), the Board adopted the 2007 — 2008 Metrics Scorecard Cash Bonus Plan (the “Cash Bonus Plan”). Pursuant to the Cash Bonus Plan, management level employees, including the Company’s executive officers, may be compensated in the form of a cash bonus with respect to performance in 2007 and 2008.
The Cash Bonus Plan is designed to encourage teamwork and collaboration among employees, including the Company’s named executive officers, and to reward them for achieving financial and operating goals that are key to the success of the Company’s business. Moreover, the Board believes that a cash bonus plan that primarily measures achievement of Company-wide performance targets is the appropriate mechanism for rewarding and motivating management, including the named executive officers, because each of these executives is responsible for, among other things, strategic, operational and financial objectives that cannot always be measured on an individual basis.
The Cash Bonus Plan provides that upon the Company’s achievement of specified measurable performance goals established by the Committee, each management level employee, including named executive officers, will be paid a cash performance bonus amount. The amount of this bonus will be based on a percentage of the Metrics Scorecard Percentage achieved by the Company. In connection with this determination, there is a minimum and maximum Cash Bonus Plan percentage that governs any potential award. The Metrics Scorecard Percentage represents the percentage of pre-defined goals achieved by the Company as of the end of each year. The Committee establishes a baseline target and stretch levels for achievement of each of these goals by the Company. The determination of whether and to what extent employees who are eligible to participate in the Cash Bonus Plan have achieved these goals is made by the Committee in its discretion.